Exhibit 10.20

CONFIDENTIAL TREATMENT REQUESTED

PRIVATE LABEL SUPPLY AGREEMENT

THIS PRIVATE LABEL SUPPLY AGREEMENT (“Agreement”) is entered into as of July 1, 2006 (the “Effective Date”), by and between IsoTis OrthoBiologics, Inc., a Washington corporation (“Supplier”) and Alphatec Spine, Inc., a California corporation (“Distributor”).

R E C I T A L S

WHEREAS, Supplier is engaged in the business of bone regeneration technologies including the development, production and distribution of proprietary natural and synthetic bone graft substitutes.

WHEREAS, Distributor is engaged in the business of designing, manufacturing and selling products and instruments to treat diseases and injuries to the human skeletal system.

WHEREAS, Distributor desires to acquire and distribute Supplier’s DynaGraft® II Demineralized Bone Matrix Putty and Gel (each a “DBM” and collectively the “DBMs”) under the Distributor’s own respective brand names, and Supplier is willing to supply such DBMs to Distributor, in accordance with the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.	Manufacture and Supply.

(a) General. During the term of this Agreement, Supplier shall produce, package and supply the DBMs to Distributor, and Distributor shall acquire the DBMs from Supplier, pursuant to the terms and provisions set forth herein. Under this Agreement, Distributor engages Supplier as a technology and value added tissue-processing provider. The buying and selling of human tissue is generally prohibited by law, and any fees associated with providing human tissue for implantation are the reasonable payment for removal, processing, disposal, preservation, quality control, packaging and storage of such tissue plus the application of technologies and operating costs associated with providing such technologies, to which human tissue has been added, for implantation and other surgical uses.

(b) Specifications. The DBMs shall be final packaged by Supplier and sterile when delivered. Supplier shall produce the DBMs to the specifications relating to the manufacture and quality of the DBMs set forth on Schedule 1, as the same may be modified from time to time, (the “Specifications”).

(c) Packing and Brand Names. The DBMs shall be finally packaged by Supplier using the trade names and artwork specified on Schedule 2, as the name may be modified from time to time (the “Private Label Brands”). Supplier’s name shall not appear on labels unless required by law and, if required by law, shall be included only to the extent (including size and location) specifically required. Any changes to Supplier’s existing packaging or labeling, including any artwork changes, will be paid for by Distributor. Distributor shall pay to Supplier the non-refundable sum of $[***] for packaging, labeling, labeling content and artwork concurrently with the execution of this Agreement (the “Initial Packaging Fee”). Notwithstanding the foregoing sentence, the Initial Packaging Fee shall be refundable in the event that Distributor terminates this Agreement during the first twelve (12) months following the Effective Date due to Supplier’s breach of this Agreement. In the event Distributor makes additional changes to packaging, labeling, labeling content or artwork after purchase by Supplier that result in obsolescence or in the event of termination of this Agreement for any reason by Distributor, Distributor shall pay Supplier 100% of the actual cost of these components remaining in stock.

(d) Shelf Life. DBMs shall have a minimum of seventy percent (70%) remaining shelf-life at time of delivery to Distributor.

(e) Obsolescence. If Supplier plans to discontinue any DBM, Supplier shall provide Distributor written notice at least 180 days in advance of the effect of such change (unless impractical for regulatory reasons, in which case such notice shall be provided immediately after the need to discontinue the DBM is determined by Supplier).

(f) Changes to DBM for Regulatory Reasons. Supplier shall have the right to modify the DBM as necessary to comply with changes in applicable law or regulatory approvals. If Supplier is required to materially modify any DBM or its Specifications, Supplier shall provide Distributor written notice at least thirty (30) days in advance of the effect of such change (unless impractical for regulatory reasons, in which case such notice shall be provided immediately after the need to materially modify the DBM or its Specifications is determined by Supplier). In the event that Supplier makes a change to the DBM in accordance with this Section 1(f), Supplier shall provide Distributor with information on the changes, and corresponding updated guidelines and instructions for use. In addition, in the event of a recall, Supplier shall provide replacement DBM and Samples for Distributor’s current stock, and Distributor shall return all old stock to Supplier at Supplier’s expense.

(g) Changes to DBM for Other Reasons by Supplier. If Supplier desires to modify any DBM or its Specifications for reasons other than to comply with law or regulatory approvals, Supplier shall provide Distributor written notice at least thirty (30) days in advance of the desired effect of such change and shall not implement such change unless Distributor approves of such change, such approval not to be unreasonably withheld or delayed. Approval shall be deemed given if Distributor does not respond within fifteen (15) days after notice from Supplier. In the event that Supplier makes a change to the DBM in accordance with this Section 1(g), Supplier shall provide Distributor with information on the changes, and corresponding updated guidelines and instructions for use. If such change renders Distributor’s stock of DBM unsaleable, as determined by Supplier in its sole discretion, Supplier shall, at Supplier’s expense, provide Distributor with replacement DBM and Samples sufficient to replace such stock.

(h) Changes to DBM for Other Reasons by Distributor. If Distributor desires changes to be made to the DBM or its Specifications, Distributor shall provide Supplier with written notice at least sixty (60) days in advance of the desired effect of such change. Within thirty (30) days after such notice, Supplier will approve or disapprove such change (such approval not to be unreasonably withheld or delayed) and estimate the cost and lead times required to make such change. Supplier shall provide Distributor with written notice of its approval or disapproval, the cost to implement such change, any resulting change in the Distribution Fees (defined below) for such DBM and the time reasonably necessary to implement such change. If such change is approved by Supplier, Distributor shall have ten (10) days to determine whether or not it desires to proceed with such change at Distributor’s sole cost and expense. If Distributor elects to proceed with such approved change, Supplier shall promptly implement such approved change and the Distribution Fees shall be modified accordingly.

(i) Samples. Supplier shall make available for acquisition by Distributor a reasonable number of samples of non-implantable DBM, produced from bovine or human bone (at Supplier’s sole discretion) for use only for demonstration and training purposes (“Samples”).

(j) Inspection. Distributor shall have the right, on written notice given not less than fifteen (15) days in advance, during Supplier’s regular business hours, to inspect Supplier’s production facilities relating to the performance of Supplier’s duties hereunder.

2.	Price, Orders, and Terms Of Payment.

(a) Distribution Fees. Distributor shall acquire the DBMs for the amount set forth on Schedule 3, which represent Supplier’s list price for the respective DBMs discounted by [***]%) for each DBM unit delivered to Distributor (the “Distribution Fee”) as may be amended from time to time. The Distribution Fees may be increased annually by Supplier with sixty (60) days advance notice in writing provided that such change to the Distribution Fee is the result of Supplier increasing its list price for the respective DBM.

(b) Sample Fees. Distributor shall acquire Samples at the amounts for such Samples set forth on Schedule 3, as may be amended from time to time (the “Sample Fees”). The Sample Fees may be increased by not more than [***]%) annually by Supplier with sixty (60) days advance notice in writing.

(c) Minimum Acquisition Commitment.

(i) Distributor agrees to acquire and pay for the following minimum quantities of DBM(s) in any mix, including Samples (the “Minimum Acquisition Commitment”):

Calendar Year 2006:	$[***] minimum
Calendar Year 2007:	$[***] minimum
Calendar Year 2008:	$[***] minimum

(ii) In the event Distributor fails to acquire the Minimum Acquisition Commitment specified above in any Calendar Year, Supplier may (but shall not be obligated to) notify Distributor in writing of the amount of any shortfall between the Minimum Acquisition Commitment for such Calendar Year and the amount of DBM actually acquired in such Calendar Year (the “Shortfall Amount”) and request Distributor to order and pay within forty-five (45) days of the date of the notice the amount of DBM that is at least equal to the Shortfall Amount. Following such payment, the Supplier shall deliver to Distributor, at times and in any mix (including Samples) requested by Distributor, DBM and Samples with an aggregate value equal to such Shortfall Amount payment. If Distributor does not pay the Shortfall Amount within such forty-five-day period, Supplier shall have the right to terminate this Agreement for cause at any time effective upon written notice to Distributor.

(iii) Without limiting the requirements of Sections 2(c)(i) and (ii) above, Distributor shall purchase not less than $[***] worth of DBMs each calendar month throughout Calendar Year 2006, $[***] worth of DBMs each calendar month throughout Calendar Year 2007, and $[***] worth of DBMs each calendar month throughout Calendar Year 2008 and during any extension of the Term of this Agreement.

(d) Forecast and Orders.

(i) Rolling Forecast. Prior to the first day of each calendar month during the Term, Distributor will provide Supplier with a three (3) month rolling forecast, by calendar month, of its anticipated quantities needed of the DBMs and Samples. The forecast will supersede, if applicable, forecasts provided by Distributor for months previously included in the forecasts. The parties anticipate the first delivery of DBMs and Samples to occur within ninety (90) days from Distributor’s date of delivery of camera ready artwork for labeling and packaging.

(ii) Commitment and Acquisition Order. The forecast for the first calendar month in each forecast shall be a binding commitment on Distributor to acquire that quantity of DBMs and Samples (the “Commitment”). The forecast will be accompanied by an acquisition order for the Commitment. Each acquisition order shall be in writing and set forth the names and quantities of each of the DBMs and Samples to be acquired, the delivery dates, shipping instructions and fees, delivery addresses and address to which the invoices should be sent. No other terms or any pre-printed terms or conditions of any acquisition order shall apply. The terms and conditions of this Agreement shall govern all matters between the parties. Distributor will give Supplier an acquisition order no less than thirty (30) days prior to the date on which the delivery is requested.

(iii) Initial Acquisition Order and Forecast. The initial acquisition order shall be $[***], and shall be submitted to Supplier along with the estimated mix of DBMs and Samples and the first rolling forecast concurrently upon the signing of this

Agreement. Distributor shall order a minimum of $[***] of DBMs and/or Samples prior to the end of Calendar Year 2006. The initial acquisition order shall be confirmed by Distributor not later than thirty (30) days after the Effective Date. The parties anticipate the first delivery of DBMs and Samples to occur within ninety (90) days from Distributor’s date of delivery of camera ready artwork for labeling and packaging.

(iv) Variances in Orders. In any forecast, the quantities for the first and second month will not be ten percent (10%) more or less than the forecast for that month provided in the immediately previous forecast. If the variance is more than ten percent (10%) then Supplier is not obligated to supply Distributor with the amount of DBMs or Samples in excess of the forecast provided in the immediately prior forecast for the month when the forecast becomes a Commitment. Notwithstanding the foregoing, during the first twelve (12) months after the Effective Date, the Commitment will not be less than eighty percent (80%) of the immediately previous forecast for that month but may be up to twenty percent (20%) more than the forecast for the prior month. After that period, the Commitment will not be less than ninety percent (90%) of the immediately previous forecast for that month but may be up to ten percent (10%) more than the forecast for the prior month.

(v) Variances due to Supply. Due to variances in sizes of donor lots of demineralized bone powder (“Donor Lots”), in filling any order for Distributor, including the Commitment, Supplier has the right to deliver to Distributor a quantity of DBM or Samples that is larger or smaller than the Commitment. Regardless of the size of an Order, all DBMs representing a single Donor Lot shall be shipped together. Distributor will pay for the DBMs and Samples actually delivered. The amount of DBMs and Samples actually delivered to Distributor will not affect the forecast or Commitment requirements if the difference is not more than ten percent (10%). In the event that shipping DBM of a single Donor Lot results in a shipment in excess of ten percent (10%) of the Commitment, such excess shall be applied to the Commitment of the subsequent month.

(e) Payment Terms. All amounts are payable only in U.S. Dollars. Except as otherwise set forth under this Agreement, payments shall be due to Supplier not later than thirty (30) days from the date of invoice. Invoices shall be issued no sooner than the date of DBM delivery. Distributor shall have no right of deduction or offset. The Distribution Fees and Sample Fees do not include shipping, handling, insurance, taxes or duties, all of which shall be the sole obligation of Distributor.

3.	Delivery and Title.

(a) Preparation for Shipment. All DBMs and Samples shall be handled, packaged, and shipped as required by applicable laws, rules, and regulations. They shall be suitably packed for shipment in containers adequate to insure safe arrival of the DBMs and Samples at Distributor’s designated delivery destination, marked for shipment to the address specified in Distributor’s acquisition order or such other address as Distributor may specify in writing. Supplier shall mark all containers with necessary shipping and handling information, acquisition order numbers and date of shipment. An itemized packing list shall accompany each shipment.

(b) Shipping Terms. All DBMs and Samples will be shipped either FOB Origin, Freight Prepaid & Charged or FOB Origin, Freight Collect (at Supplier’s sole discretion).

(c) Inspection and Returns for Damage or Defect. Distributor will inspect each shipment of DBMs and Samples for obvious damage when Distributor receives the shipment. If Distributor finds an obviously damaged or defective DBM or Sample, it will provide written notice to Supplier, describe the damage or defect and request a return authorization form. The notice and request for return must be provided within thirty (30) days following receipt of the shipment (the day of receipt will be counted as one of the days) or the DBMs and Samples will be deemed accepted by Distributor. If there is no notice or request for return by Distributor during the thirty-day period, or the damage or defect is due to the act or omission of Distributor, then Supplier will have no obligation to replace the DBMs and Samples and Distributor will pay for the DBM and Samples. Supplier will pay for the shipment and insurance for the authorized return of DBMs and Samples. The only remedy available to Distributor for an obviously damaged or defective DBM or Sample is to receive a replacement. Distributor will not receive any refunds of amounts paid or credits toward future payments to Supplier.

4.	Limited Warranty.

(a) Warranty Terms. Supplier shall warrant the DBMs pursuant to the form of Limited Warranty generally provided in connection with the distribution of the DBMs by Supplier in effect at the time of delivery of such DBMs. A copy of the Limited Warranty in effect as of the Effective Date is attached as Schedule 4. Supplier shall have the right to make revisions to the Limited Warranty from time to time, provided that any such revision is applicable to other private label distributors of DBMs for use in the same Field. The revised Limited Warranty will apply only to DBMs shipped to Distributor after the change.

(b) Warranty From Distributor to End-Users. Distributor shall not pass through Supplier’s Limited Warranty to End-Users of the DBMs. Distributor shall be free to establish the terms of any warranty it wishes to extend to its End-User customers. Supplier’s Limited Warranty hereunder shall not be construed to give a right of action based on such warranty to End-User customers of Distributor.

(c) Limitations. The Limited Warranty will be void and Supplier will not have any obligation to honor the Limited Warranty, or have liability for any breach of Warranty to Distributor, if DBMs are used for any use outside the Field, as defined below, or if Distributor: (a) alters, changes or damages the DBMs or any component of the DBMs; (b) distributes, advertises or promotes the DBMs for uses outside the Field; (c) uses Marketing Materials, as defined below, not approved by Supplier as provided in Section 6(b), (d) misrepresents the nature of the DBMs, their intended uses or scope of the Field, components, or makes any statement, representation or warranty to any person or entity regarding the DBMs that breaches this Agreement; or (e) distributes a DBM for which it has actual knowledge of defect or damage.

(d) Destruction of DBMs In Breach of Warranty. All DBMs in breach of the Limited Warranty, shall be, at Supplier’s option and after a reasonable opportunity for Supplier to inspect such DBMs, destroyed or returned to Supplier at Supplier’s expense.

(e) Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES CONTAINED IN THIS SECTION 4 AND SECTION 9, SUPPLIER MAKES NO OTHER WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE DBMS, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ALL SUCH OTHER WARRANTIES ARE HEREBY DISCLAIMED.

(f) No Limitation on Indemnity. The provisions of this Section 4 are not intended to, and shall not, limit the obligations of the parties under Section 8.

5.	Regulatory Approvals.

(a) Marketing Approval. Supplier shall be solely responsible for maintaining regulatory approval for DBMs in the U.S. Supplier will supply proof of such market approval for the U.S. to Distributor. Distributor shall be solely responsible for setting reimbursement fees with health regulatory authorities, and for billing and for collecting fees associated with distribution of the Private Label Branded DBMs. Supplier agrees to supply to Distributor all reasonable information and documentation necessary to obtain such reimbursement approval. All costs for obtaining the reimbursement approvals are the Distributor’s financial responsibility.

6.	Distribution and Marketing by Distributor.

(a) Marketing Rights. Distributor shall have the right to distribute the DBMs under its respective private label, either directly or, subject to the provisions of Section 6(d), through independent representatives, distributors or sub-distributors, anywhere in the United States of America (the “Territory”), to hospitals, surgery centers or clinics at which surgery using the DBMs is conducted, or to any licensed surgeons or other licensed healthcare professionals who perform such surgery (“End Users”). Distributor shall distribute the DBMs to its End Users at prices and on terms Distributor determines in the exercise of its sole discretion. The DBMs shall be sold strictly for use in surgical applications involving the human spine as approved by the U.S. Food and Drug Administration (“FDA”) or other applicable regulatory authorities (the “Field”). The DBMs shall not be sold for use outside of the Field. Distributor acknowledges that the FDA or other applicable regulatory authorities may narrow the Field at any time. Distributor shall not sell any Samples.

(b) Promotion and Marketing. Distributor will market, promote, advertise and distribute the DBMs in the Field with the goal of maximizing distribution of the DBMs. All marketing, advertising, promotion and education documentation (including training materials) used by Distributor (“Marketing Materials”) shall be technically accurate and shall comply with the requirements of this Agreement. Before Distributor uses any Marketing Materials, Distributor shall give copies to Supplier (at least ten (10) business days before anticipated use) for the approval of Supplier solely for technical accuracy of the Marketing

Materials. Supplier shall not withhold its consent unreasonably. If Supplier finds that any part of the Marketing Materials does not comply with the requirements of this Agreement, it shall be reasonable for Supplier to withhold its consent.

(c) Training. Supplier will provide [***]-hour initial training seminars in Irvine, California to those individuals who will be representing the DBMs on behalf of Distributor. Thereafter, Supplier will provide additional training seminars at times and places as may be agreed by the parties. Supplier will be responsible for the costs of training seminars. Each party shall be responsible for all other costs of their own personnel, including, travel, meals, and lodging.

(d) Distributor Representatives. Distributor has the right to use independent representatives and distributors for the promotion, marketing, advertising and distribution of the DBMs. Distributor shall ensure that such representatives and distributors comply with this Agreement. Distributor has full responsibility for the actions and omissions of its representatives and distributors and an action or omission by a representative that would constitute a material breach of this Agreement by the Distributor will be treated as a material breach of this Agreement by Distributor and Supplier will have all of the remedies against Distributor set out in this Agreement for a material breach by Distributor.

(e) DBM Information. Supplier has given to Distributor data and materials which support the safety and efficacy of the DBMs. During the Term, Supplier will promptly give to Distributor complete copies of all new, revised or updated summary data, labeling and technical information, if any, developed by Supplier for the DBM.

(f) Market Diligence. If Distributor becomes aware of any use of the DBMs other than by End-Users or outside the Field, then Distributor shall: (a) notify Supplier within five (5) business days; (b) if the use outside of Field is by customers of Distributor, take commercially reasonable actions to end the unapproved use; or (c) cooperate with and assist Supplier in any legal action that Supplier may decide to bring.

(g) Distributor Conduct. Distributor will conduct all of its activities pursuant to this Agreement in compliance with all applicable laws. In addition, Distributor will not:

(i) modify, change or alter the DBMs or Samples.

(ii) promote, advertise, sell or distribute the DBMs for any use other than in the Field.

(iii) make any representations, statements or warranties regarding the DBMs that are inconsistent with any applicable regulatory approvals.

(h) Retained Rights. This Agreement does not grant Distributor any exclusive rights. Without limiting any other rights of Supplier, Supplier has and retains the right to: distribute the DBM anywhere in the world; license the DBM technology to any person or entity; enter into other distribution agreements for the DBM under Supplier’s trademarks or under a private label name other than Distributor’s trade names specified on Schedule 2.

7.	Reports and Recalls.

(a) DBM Tracing. Distributor is responsible for tracing the DBMs sold under its Private Label Brand to all End Users of such DBMs. Supplier shall provide to Distributor the appropriate contact information to be printed on the face of the graft tracing record card for inclusion in the DBM packaging. Distributor shall maintain the records necessary for tracing such DBMs to the consignee. Distributor shall not be required to provide Supplier with any information acquired pursuant to this Section 7(a) except to the extent required by law or to facilitate coordination of any DBM recall.

(b) Problem/Complaint Notice. Distributor will notify Supplier in writing of any complaint, suspected adverse reaction (incident or near-incidents), outcome or claim related to a DBM (a “DBM Complaint”) within forty-eight (48) hours after Distributor becomes aware of the DBM Complaint. Supplier shall provide Distributor with a phone number to use for such notification. Supplier will investigate the facts and circumstances of the DBM Complaint in accordance with its internal procedures and applicable law and will file any reports required in connection with the DBM Complaint with the applicable governmental agencies with jurisdiction, if any, over the DBM Complaint. Distributor will provide Supplier with all information it is able to obtain using commercially reasonable efforts regarding the DBM Complaint including, the DBM shipped, the End-User, the history of use of the DBM by the End-User, and any other information reasonably available and necessary for the investigation by Supplier or the completion of any governmental filing. Distributor will fully cooperate with Supplier in investigating the DBM Complaint. With the prior consent of Distributor, not to be unreasonably withheld, if necessary in order to fully investigate the DBM Complaint, Distributor will make its employees and representatives reasonably available for interviews concerning the DBM Complaint by Supplier or its counsel and/or representatives following the reasonable request of Supplier.

(c) Sharing of Information. Each party shall provide the other with prompt notice if it is contacted by a Competent Authority regarding any DBM Complaints. Supplier shall also notify Distributor of any recall of the DBM or any order for a recall by a Competent Authority. For purposes of this Section 7(c), “Competent Authority” shall mean any federal, state, or local governmental authority or regulatory body in the United States, or any quasi-governmental or private body asserting, exercising or empowered to assert or exercise any regulatory authority thereunder and any entity or organization directly or indirectly owned by and subject to the control of any of the foregoing.

(d) Recalls. Supplier shall be solely responsible for the costs, decision and execution for a DBM recall. Distributor shall fully cooperate and reasonably assist Supplier in the event of a recall. All information obtained by Distributor will be provided as soon as reasonably possible to Supplier.

(i) If any, or all, of the DBMs are recalled other than as a result of a wrongful act or omission of Distributor, then:

(1) Supplier will pay for all shipping and insurance to return the DBMs to Supplier.

(2) Within 60 days after the recall, Supplier will replace the recalled DBM(s). The only obligations of Supplier for recalled DBM(s) are to: (A) replace the recalled DBM(s) and pay for destroying the recalled DBMs and the shipping and insurance for retrieving the recalled DBMs and shipping replacements; or (B) the obligation specified in Subsection (c) (i) (3), below.

(3) Following a recall, if Supplier cannot replace the recalled DBMs or is not able to provide Distributor with replacement DBMs for more than 60 days, then Supplier will pay to Distributor: (A) all Distribution Fees paid to Supplier by Distributor for the recalled DBMs that are not replaced; and (B) all shipping and insurance paid by Distributor for the recalled DBMs.

(ii) If any, or all, of the DBMs are recalled as a result of the act or omission of Distributor, then:

(1) Distributor will pay for all shipping and insurance to return the relevant DBMs to Supplier.

(2) If Distributor orders DBMs to replace the recalled DBMs, then such orders will not be included in any Forecast and will not be part of the Commitment, but will be included when calculating the Minimum Acquisition Cost. The orders will be considered additional orders and will be filled by Supplier consistent with its business commitments and requirements. All shipping and insurance for the orders will be paid by Distributor.

8.	Indemnities and Insurance.

(a) Indemnification by Supplier. Supplier shall indemnify, defend and hold harmless Distributor, its parent, subsidiaries and affiliates, and its and their respective officers, directors, agents and employees, and their successors and assigns, from and against any and all claims, demands, actions, liabilities, fees, suits, causes of action, damages, penalties, recoveries and deficiencies, costs and expenses (including, without limitation, attorneys’ fees) (collectively, “Damages”) which arise out of or relate to (i) any breach of any representation or warranty under Section 9(a), (ii) any product liability or defect arising out of, in connection with or resulting from the manufacture or supply of the DBMs, (iii) any breach of confidentiality under Section 10, or (iv) any claim that a DBM, when used or distributed as provided for by this Agreement infringes any intellectual property rights of a third party, including but not limited to trade secret, copyright and/or patent rights. Such indemnification shall not be limited to claims brought by third parties.

(b) Indemnification by Distributor. Distributor shall indemnify, defend and hold harmless Supplier, its parent, subsidiaries and affiliates, and its and their respective officers, directors, agents and employees, and their successors and assigns, from and against any and all Damages which arise out of or relate to (i) any breach of any representation or warranty under Section 9(b), (ii) any breach of confidentiality under Section 10 or (iii) any claim that a DBM, when used or distributed in a manner instructed or suggested by Distributor that is other than as provided for by this Agreement, violates any regulatory approval related to the DBM as a result of such use or distribution or infringes any intellectual property rights of Supplier or a third party as a result of such use or distribution, including but not limited to trade secret, copyright and/or patent rights. Such indemnification shall not be limited to claims brought by third parties.

(c) Insurance. Supplier represents and warrants that it is currently insured and covenants that at all times during the term of this Agreement it will maintain a comprehensive general liability insurance policy (including products liability coverage and payment of attorneys fees coverage) with a financially sound and reputable insurer which is sufficient to adequately protect against the risks associated with its ongoing business, including the risks which might possibly arise in connection with the transactions contemplated by this Agreement, and including without limitation, products liability insurance, with minimum coverage amounts of $5,000,000 per occurrence and per year in the aggregate. Supplier agrees to provide Distributor a copy of its insurance policy upon request. Supplier shall have Distributor named as an additional insured beneficiary.

9.	Representations and Warranties.

(a) Supplier. Supplier represents and warrants the following, each of which representation and warranty is true on the date of this Agreement and will be true until the end of the Term, and each of which is material and is being relied on by Distributor: (a) it is a corporation, validly organized and existing and in good standing under the laws of the State of Washington; (b) it has full power and lawful authority to execute, deliver, and perform under this Agreement; (c) its execution and performance of this Agreement is not contrary to, or prohibited by, any laws, or agreements to which it is a party or by which it is bound or by any arbitration award, judgment or court order by which it is bound; (d) this Agreement, and any document executed pursuant to this Agreement, are valid obligations of Supplier enforceable in accordance with their terms; (e) it has taken all corporate action necessary in order to cause the execution and performance of this Agreement; and (f) it has the right to manufacture and sell to Distributor for distribution and use in the Field the DBM and Samples.

(b) Distributor. Distributor represents and warrants the following, each of which representation and warranty is true on the date of this Agreement and will be true until the end of the Term, and each of which is material and is being relied on by Supplier: (a) it is a corporation, validly organized and existing and in good standing under the laws of the State of California, (b) it has full power and lawful authority to execute, deliver, and perform under this Agreement; (c) its execution and performance of this Agreement is not contrary to, or prohibited by, any laws, or agreements to which it is a party or by which it is bound or by any arbitration award, judgment or court order by which it is bound; (d) this Agreement, and any document executed pursuant to this Agreement, are valid obligations of Distributor enforceable in accordance with their terms; (e) it has taken all action necessary in order to cause the execution and performance of this Agreement; and (f) it has the right to use its Private Label Brands in the marketing, promotion and distribution of the DBMs.

(c) No Other Representations and Warranties. Except for the representations and warranties contained in Sections 4 and 9, none of the parties has made any express or implied representation or warranty to the other regarding this Agreement and the subject matter of this Agreement.

10.	Confidentiality and Proprietary Information.

(a) Confidential Information. All information designated as confidential or proprietary information, or which the other party should reasonably know is confidential, and furnished by Distributor to Supplier or any of its affiliates, or by Supplier to Distributor or any of its affiliates, during the term of this Agreement, (“Confidential Information”) including, without limitation, any Specification, formulation, design information, DBM architecture, quality assurance plans, marketing strategies, business plans and strategies, inventions (whether or not the subject of pending patent applications), trade secrets, know-how, cost and profit data, distribution and marketing plans, and business and financial information, shall be kept confidential by the party receiving it. The party receiving Confidential Information shall not disclose it or make use of it, except for purposes authorized by this Agreement, nor disclose any Confidential Information to any person or firm unless previously authorized in writing to do so; provided, however, that the receiving party may disclose it as necessary to responsible officers, employees and agents for the purposes of performing its obligations under this Agreement, provided that such officers and employees shall have assumed in writing obligations of confidentiality no less restrictive than those contained herein The receiving party may disclose Confidential Information as required by government and regulatory agents for the purposes of performing its obligations under this Agreement, provided that a request is made that such information be kept confidential by such government or regulatory agents.

(b) Exclusions. The foregoing limitations on the use and disclosure of Confidential Information shall not apply to information which:

(i) at the time of disclosure is, or thereafter lawfully becomes, part of the public domain through no fault, act or omission of the receiving party, its employees, agents or independent contractors; or

(ii) was otherwise in the receiving party’s lawful possession prior to disclosure as shown by its written records; or

(iii) is subsequently rightfully obtained by the receiving party from a third party who has the legal right to disclose it, without an obligation to keep such information confidential; or

(iv) is released from confidential status by mutual agreement of the parties.

(c) Injunctive Relief. The receiving party acknowledges and agrees that unauthorized use or disclosure of Confidential Information of the other party will cause serious, irreparable and significant harm, damage or loss to the other party which will be difficult or impossible to ascertain. Accordingly, the receiving party agrees that the other party will have, in addition to all other remedies at law or in equity, the right to seek immediate injunctive relief to enforce the receiving party’s obligations under this Agreement. All costs, including reasonable attorneys’ fees, borne by either party in the event of legal action shall be paid by the non-prevailing party.

(d) Confidentiality of Agreement. Except as required by law, including without limitation, the rules and regulations of the U.S. Securities and Exchange Commission, Distributor and Supplier shall keep the existence and terms of this Agreement, as well as any discussions and/or materials provided in connection herewith, strictly confidential, and shall each make all reasonable efforts to maintain such confidentiality, including restricting employees’ access to the terms of the Agreement on a “need to know” basis, limiting copies and ensuring that all employees privy to the terms of this Agreement shall undertake in writing obligations of confidentiality no less restrictive than those contained herein. Prior to the parties exchanging any Confidential Information in connection herewith, the parties will enter into a nondisclosure agreement in form and substance agreed upon by the parties.

(e) Effect of Expiration or Termination. Upon expiration or termination of this Agreement for any reason, the receiving party shall immediately deliver to the supplying party all reproductions, copies, extract or the like of any documents or other media containing any Confidential Information of the other party.

(f) Trademarks and Labeling. Distributor hereby grants to Supplier a limited, non-exclusive, world-wide, non-transferable, royalty-free license, with the right to sublicense, solely to use the Private Label Brands, trademarks, service marks, trade names, and logos owned by or licensed to Distributor (the “Distributor Trademarks”) in labeling and packaging the DBMs for distribution exclusively to Distributor, as directed from time to time by Distributor throughout the term of this Agreement, subject to the terms and conditions of this Agreement. Supplier hereby agrees that the Distributor Trademarks shall only be affixed to the DBMs or other promotional materials as directed by the Distributor. Supplier shall have no rights to use the Distributor Trademarks other than for purposes of labeling and packaging DBMs for distribution exclusively to Distributor pursuant to this Agreement or in connection with other promotional materials, which labeling and packaging or other promotional materials shall be in form and substance satisfactory to Distributor. Supplier shall not use the Distributor Trademarks in any manner that, in Distributor’s sole and absolute discretion, may be inconsistent with Distributor’s public image or be misleading or harmful to Distributor. Upon the termination or expiration of this Agreement, Supplier shall not have any right to supply or distribute any DBMs remaining that are labeled with any of Distributor Trademarks in any of Supplier’s inventory.

11.	Term and Termination.

(a) Term. Unless sooner terminated in accordance with Section 11(b) below, the term of this Agreement shall commence on the Effective Date and shall terminate [***] (the “Term”).

(b) Early Termination for Cause. This Agreement may be terminated early for cause as otherwise provided in this Agreement, and as follows:

(i) By any party immediately upon written notice if the other party is subject to any proceedings under any federal or state law for the relief of debtors, including: the filing by or against such party of a voluntary or involuntary case under the federal bankruptcy law, which proceedings, if involuntary, are not dismissed within 30 days after their filing; an assignment of any portion of the property of such party for the benefit of creditors; the appointment of a receiver or trustee for any portion of the assets of such party, which appointment, if obtained ex parte, is not dismissed within 30 days thereafter; or the seizure by a sheriff, receiver, trustee in bankruptcy (or other creditors) or of any portion of the assets of such party.

(ii) By any party if the other party fails to perform or otherwise breaches any of its material obligations hereunder, by giving prior written notice of its intent to terminate and stating in detail the grounds for termination. The party receiving such notice shall have thirty (30) days from the receipt of such notice to cure such material breach, at which time this Agreement shall terminate if such material breach has not been cured. In no event, however, shall such notice of intention to terminate be deemed to waive any rights to damages or any other remedy which the party giving notice of breach may have as a consequence of such breach.

(iii) By any party immediately upon written notice to the other party if such party is prohibited from manufacturing, supplying or distributing the DBMs by the FDA or other regulatory body or any applicable laws.

(c) Effect of Termination. If this Agreement is terminated for any reason, (i) the parties shall be released from all further obligations, duties imposed or assumed hereunder, except as already accrued as of the termination date or as otherwise provided in this Agreement and (ii) unless otherwise required or allowed by Supplier, in its sole discretion, Distributor must accept delivery of and pay Supplier for all orders that have been accepted by Supplier but not filled or delivered as of the effective date of the termination, and all relevant provisions of this Agreement shall apply to such orders and the DBMs and Samples covered by such orders. Termination of this Agreement, for whatever reason, shall not affect the obligation of either party to make payments for which such party is liable prior to such termination. In the event of any termination, Distributor shall have a [***] sell-off period during which Distributor may sell-off any of its remaining stock, provided, however, that the Agreement was not terminated due to a breach by Distributor. All provisions that by their nature are intended to survive the termination or expiration of this Agreement, shall survive the termination or expiration, including: 2(c)(ii), 4, 7, 8(a), 8(b), 10, 11, 12 and 13 (to the extent applicable).

12. Notices. All notices, requests or other communications pursuant to this Agreement shall be in writing and addressed as follows:

If to Supplier:	IsoTis OrthoBiologics, Inc.
2 Goodyear Drive
Irvine, CA 92618
Telephone: 949 595 8710
Facsimile: 949 595 8711
Attention: Chief Executive Officer
cc: General Counsel

With a copy to:	Latham & Watkins
650 Town Center Drive, 20th Floor Costa Mesa, California 92626
Facsimile: 714 755 8290
Attention: Charles K. Ruck

If to Distributor:	Alphatec Spine, Inc.
2051 Palomar Airport Road, Suite 100
Carlsbad, California 92011
Telephone: 760-431-9286
Facsimile: 760-431-1624
Attention: Scott Wiese

with a copy to:	Heller Ehrman LLP
Time Square Tower 7 Times Square
New York, NY 10036
Telephone: (212) 832-8300
Facsimile: (212) 763-7600
Attention: Blaine Templeman

Any notice to be given or to be served upon any party to this Agreement will be in writing and will be deemed to be given and received when delivered (if the notice is delivered on a day other than a business day or after 5 p.m. (local time where received) on a business day, then delivery shall be deemed to have taken place on the first business day thereafter) to the address of each party set forth in this Section 12 via courier or other means of personal service including, but not limited to, messenger service, Fedex, DHL or United Parcel Service, or if sent by facsimile (telecopier), when received as long as the full text of any such notice is (i) readable and (ii) is received in full prior to 5:00 p.m. (local time where received) on a business day which receipt is confirmed. If the full readable text is received following 5:00 p.m., then the notice will be deemed received at 10:00 a.m. (local time where received) on the next succeeding business day. The telecopier number for each party is set forth in this Section 12. The notice information in this Section may be changed by giving written notice of such change to the other party as provided in this Section for giving notice. However, unless and until such written notice of change is actually received, the last address or telecopier number as stated by written notice or as provided in this Agreement, if no written notice of change has been sent or received, will be deemed to continue in effect for all purposes.

13.	General Provisions.

(a) Assignment. This Agreement may not be assigned or transferred by any of the parties, and no rights or obligations hereunder may be delegated or assigned, without the express written consent of the other party. Notwithstanding the foregoing, either party may assign or transfer this Agreement in its entirety in connection with an acquisition of all or substantially all of the assets or voting stock of such party or a merger or consolidation involving such party.

(b) Entire Agreement. This Agreement and the Schedules hereto shall constitute the entire agreement between the parties hereto and shall supersede any other agreements, whether oral or written, express or implied, as they pertain to the supply of the DBMs by Supplier to Distributor. All distribution shall be pursuant to the terms set forth in this Agreement. All quotations, acquisition orders, releases, authorizations, acknowledgments and invoices issued pursuant to this Agreement shall be subject to the provisions of this Agreement. The parties acknowledge that any provisions on any such quotation, acquisition order, release, acknowledgment or invoice that conflict with the terms of this Agreement shall be deemed deleted.

(c) Relationship. The relationship created by this Agreement shall be strictly that of supplier and distributor as independent contractors and no agency, partnership or joint venture shall be deemed to be created hereby. Nothing in this Agreement shall constitute one party as an agent or legal representative of any other party for any purpose whatsoever, and no party is granted no right or authority hereunder to assume or create any obligation, express or implied, or to make any representation, warranties or guarantees, on behalf of any other party.

(d) Waiver. A waiver by any party of a breach of any of the terms of this Agreement by the other party shall not be deemed a waiver of any subsequent breach of the terms of this Agreement. All waivers of any rights or obligations must be in writing and signed by the party granting such waiver.

(e) Release. The expiration or termination of this Agreement for any reason whatsoever shall neither be deemed a release, nor shall it relieve any party from any obligation under this Agreement which may have accrued prior thereto.

(f) Specific Performance. The parties intend that the following obligations and provisions of this Agreement be enforceable by specific performance and other equitable relief: (a) the confidentiality provisions of Section 10 and (b) provisions relating to the protection of intellectual property rights (collectively the “Specific Performance Provisions”). The parties acknowledge that a party seeking to enforce the Specific Performance Provisions will not have an adequate remedy at law for the breach of the Specific Performance Provisions, damages alone will not be adequate for a breach of the Specific Performance Provisions, and such party will suffer irreparable harm as a result of such breach. Such party shall have the right to enforce the Specific Performance Provisions through specific enforcement and all equitable remedies, including, but not limited to, mandatory and prohibitory injunctions.

(g) Governing Law and Jurisdiction. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California as a contract made between two parties made in California to be performed and consummated in California. In the event of any dispute, the Chief Executive Officer of each party shall meet and discuss the dispute and attempt to resolve the dispute in good faith. The sole and exclusive venue for any action brought under this Agreement shall be in a federal or state court in Orange County, California, and the parties agree that such courts shall have jurisdiction. Unless laws or rules strictly require different service of process, service of process may be made by certified mail return receipt requested sent to the address shown in Section 12.

(h) Severability. If any provision of this Agreement is deemed invalid or unenforceable by a court of competent jurisdiction, such invalidity or enforceability shall not affect or limit the validity or enforceability of any other provision hereof.

(i) Force Majuere. No party shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by fire, flood, strike, civil, governmental or military authority, or act of God. When a party’s delay or nonperformance continues for a period of at least ninety (90) days due to any such event, the other party may terminate this Agreement.

(j) Headings. All headings and captions are inserted for convenience of reference only and shall not affect the meaning or interpretation of any provision hereof.

(k) Counterparts. This Agreement may be executed in any number of counterparts, each of which once so executed and delivered shall be deemed an original, but all of which shall constitute but one and the same Agreement.

(l) Amendment. No amendment or modification relating in any manner to this Agreement shall be effective unless executed in writing and signed by the parties.

(m) Attorneys’ Fees. In the event of any action or claim between the parties hereto relating to the Agreement or the breach hereof, the prevailing party in such action claim shall be entitled to recover from such other party the costs and expenses of such prevailing party, including reasonable fees of attorneys and other advisors, incurred in taking or defending such action or claim.

(n) No Third Party Beneficiaries. Except in connection with Sections 8(a) and 8(b), which are for the benefit of those identified therein, nothing herein is intended or shall be construed to confer upon any person or entity, other than the parties hereto and their respective successors and assigns, any rights, remedies or other benefits under or by reason of this Agreement.

(o) Remedies Not Exclusive. No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ISOTIS ORTHOBIOLOGICS, INC.

By:	/s/ Pieter Wolters
Name:	Pieter Wolters
Title:	President and Chief Executive Officer

ALPHATEC SPINE, INC.

By:	/s/ Stephen T.D. Dixon
Name:	Stephen T.D. Dixon
Title:	Vice President and CFO

SCHEDULES

Schedule 1	Specifications

Schedule 2	Private Label Brands

Schedule 3	Prices for DBMs and Samples

Schedule 4	Limited Warranty

IsoTis OrthoBiologics, Inc.	FPS-003
Confidential	Eff. Date: 08-24-05
Rev.: 1

Schedule 1

Specifications

[***]

Schedule 2

Private Label Brands

[***]	[***]

Schedule 3

Prices for DBMs and Samples

[***]

Schedule 4

Limited Warranty

The form of Limited Warranty in effect as of the Effective Date is as follows:

EACH DBM is warranted to be free from defects in workmanship and materials and to conform to its Specifications at the time of delivery. This warranty is limited to the replacement of the DBM by IsoTis. NO OTHER WARRANTY IS GIVEN BY SUPPLIER and no representation, warranty or affirmation of any employee, contractor, agent, detailer, distributor or any other person actually or purporting to represent Supplier, by word or action, will constitute a warranty and such word or action does not, and will not, expand or change the express warranty given in this Limited Warranty. SUPPLIER EXPRESSLY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED WARRANTY OF ANY KIND, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHETHER ARISING BY LAW, CUSTOM, CONDUCT, USAGE OR TRADE.